UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2008

MARSHALL & ILSLEY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-33488	20-8995389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 North Water Street Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 765-7801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2008, Marshall & Ilsley Corporation (the “Company”) entered into Change of Control Agreements (the “Agreements”) with each of Kenneth C. Krei, Senior Vice President of the Company and Chairman, President and Chief Executive officer of Marshall & Ilsley Trust Company N.A., and Randall J. Erickson, Senior Vice President, Chief Administrative Officer and General Counsel of the Company (each an “Executive”).

The Agreements supersede the Change of Control Agreements previously in place between the Company and each of the Executives.  In anticipation of the Executives being “named executive officers” for purposes of the Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, and consistent with the Company’s past practice with respect to its named executive officers, the Agreements provide for three-year terms, rather than the two-year terms provided in the Executives’ previous Change of Control Agreements.  The Agreements are otherwise substantially the same as the previous Change of Control Agreements.

The Agreements guarantee the Executives specified payments and benefits upon a termination of employment as a result of a change of control of the Company.  If a change of control occurs, the contract becomes effective and continues for a term of three years.  The employment term renews on a daily basis until the Company gives notice to terminate the daily renewal.

The Agreements provide for specified benefits after a change of control if the respective Executive voluntarily terminates for “good reason” or is involuntarily terminated other than for “cause” (as such terms are defined in the Agreements).  In addition, at the end of six months after a change of control, each Executive may terminate employment for any reason and is entitled to receive full benefits.  Upon a termination, the Executive is entitled to (a) a lump sum payment equal to three times the sum of the Executive’s current base salary plus the higher of the Executive’s bonus for the last fiscal year or the Executive’s average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits.  In the event of a termination of employment as a result of his death, the Executive’s beneficiary is entitled to six months of base salary.  No additional benefits are guaranteed upon the Executive’s disability or termination of employment by the Company for cause.

Under each Agreement, if the respective Executive terminates his employment for good reason or his employment is involuntarily terminated other than for cause following a change of control, options held by the Executive will remain exercisable for the lesser of (a) the remainder of their respective terms or (b) one year after the Executive’s death.  The Agreements also provide for “gross-up” payments in the event payments to the respective Executive under his Agreement are characterized as excess parachute payments under Section 280G of the Code and are subject to the excise tax provided for under Section 4999 of the Code, or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the

Executive, after deduction of any excise tax on the payments and any federal, state and local income tax and excise tax on the gross-up payment, will be equal to the payments then due.

In connection with the Company’s participation in the U.S. Treasury’s (the “UST”) Capital Purchase Program (the “CPP”), as of November 14, 2008, the Company entered into an Omnibus Amendment Agreement (the “Omnibus Amendment”) with each of the Executives.  Each Omnibus Amendment provides, among other things, that (1) during the period that the UST owns any of the Senior Preferred Stock, Series B or the Warrant of the Company acquired pursuant to the CPP, the Company will not make or provide any “golden parachute” payment or benefit (for purposes of the CPP and Section 111(b) of the Emergency Economic Stabilization Act of 2008) to the Executive, and (2) the Executive will not be entitled to receive any such payment or benefit.  Accordingly, any such payments or benefits to which the Executives may be entitled under the Agreements will be subject to the terms of the Omnibus Amendments.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by the full text of the Agreements, the form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Change of Control Agreements dated December 18, 2008 between the Company and each of Kenneth C. Krei and Randall J. Erickson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2008	MARSHALL & ILSLEY CORPORATION

By: /s/ Randall J. Erickson
Randall J. Erickson Senior Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Change of Control Agreements dated December 18, 2008 between the Company and each of Kenneth C. Krei and Randall J. Erickson